UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2006

Language Line Holdings, Inc.

(Exact Name of Registrant As Specified In Charter)

Delaware	333-118754	20-0997806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lower Ragsdale Drive

Monterey, CA 93940

(Address of Principal Executive Offices, including Zip Code)

(877) 886-3885

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2006, the Company entered into a release (the “Release”) with Matthew T. Gibbs, the Company’s Chief Financial Officer and Director, and issued a repurchase notice on December 11, 2006 (the “Notice”) to Mr. Gibbs in connection with his retirement. A brief description of the material terms of the Release and Notice is contained in Item 5.02(b) - Departure of Principal Officers.

On December 8, 2006, the Company entered into an offer letter (the “Offer Letter”) with Mr. Jeffrey Grace in connection with his expected appointment to the position of Chief Financial Officer and Director. A brief description of the material terms of the Offer Letter is contained in Item 5.02(c) - Appointment of Principal Officers.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Principal Officers.

On December 8, 2006, Matthew T. Gibbs announced his retirement as the Company’s Chief Financial Officer and Director, effective December 18, 2006. During his tenure, there were no disagreements between Mr. Gibbs and the Company’s independent accountants (the “auditors”) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of the auditors, would have caused the auditors to make reference to the subject matter of the disagreement in connection with its reports.

The terms of the Release provide for severance payments to Mr. Gibbs in an aggregate amount equal to $45,937.50, which amount represents the amount of salary that would be paid to Mr. Gibbs had he been employed for an additional two months, and shall be paid in equal monthly installments, the last payment to be made on February 28, 2007. The Release also provides for Mr. Gibbs to be paid the amount of bonus for fiscal year 2006 that he would have received had he been employed on December 31, 2006 and for continuation of Mr. Gibbs’ health benefits through December 31, 2007. The Release Agreement provides, among other things, that Mr. Gibbs will release the Company and related parties, including affiliates, subsidiaries, officers, directors and shareholders, from all legal or other claims against the Company including claims under federal and state labor and discrimination laws.

The Notice states that Mr. Gibbs’ resignation constitutes a Termination Event as defined under the Incentive Unit Agreement between Mr. Gibbs and Language Line Holdings, LLC, the Company’s parent company (“Holdings”). Pursuant to the Notice, Holdings exercised its right to repurchase an aggregate 300,000 of Mr. Gibbs’ vested Class C Common Units at Fair Market Value (the “Vested Units”) and 3,300,000 of Mr. Gibbs’ unvested Class C Common Units for a $1.00 aggregate purchase price. Schedule A attached to the Notice confirms the calculation of the share repurchase value of the Vested Units as $27,000.

(c) Appointment of Principal Officers.

In connection with Mr. Gibbs’ retirement, we expect to appoint Mr. Jeffrey Grace, age 44, to the position of Chief Financial Officer and Director pursuant to the Offer Letter, effective December 18, 2006. Mr. Grace joined Language Line Services as Controller in October 2004. Prior to that, and since October 1999, Mr. Grace was Vice President, Finance for Excelligence (an Education Catalog company). Mr. Grace is a Certified Public Accountant in California.

The Offer Letter provides for an annual salary of $212,300, an annual bonus approved by the Company’s Board of Directors and notes that the Board of Directors may decide to grant Mr. Grace additional management incentive shares. The Offer Letter specifies that Mr. Grace will be an at-will employee and contains customary confidentiality and non-competition provisions.

The descriptions of the provisions of the Release, Notice and Offer Letter set forth above are qualified in their entirety by reference to the full and complete terms set forth in the Release, Notice and Offer Letter, copies of which are filed as exhibits to this Current Report on Form 8-K.

A copy of the press release attached as Exhibit 99.1 hereto announcing the foregoing changes shall be deemed “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.24	Release between Language Line, Inc. and Matthew Gibbs dated December 8, 2006.

10.25	Repurchase Notice by Language Line Holdings, LLC to Matthew Gibbs dated December 11, 2006.

10.26	Offer Letter to Jeffrey Grace dated December 8, 2006.

99.1	December 8, 2006 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Language Line Holdings, Inc. (Registrant)

Date: December 11, 2006	/s/ Dennis G. Dracup
Dennis G. Dracup Chief Executive Officer and Director